Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

For the five years ended December 31, 2004 and the three months ended March 31, 2005 (in thousands)

	Year Ended December 31,									Three Months Ended March 31, 2005
	2000		2001	2002		2003		2004
EARNINGS, AS DEFINED

Net Income (Loss) (1)	$36,236		$43,875	$22,490		$29,654		$27,575		$(36,846)
Gain on Sales of Real Estate Assets	(20,482)		(884)	(6,704)		(14,204)		(14,427)		(17,320)
Minority Interest	3,307		2,745	291		1,101		465		(3,836)
Interest Expense (2)	63,280		37,802	38,746		38,501		37,455		9,467

	$82,341		$83,538	$54,823		$55,052		$51,068		$(48,535)

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense (2)	$63,280		$37,802	$38,746		$38,501		$37,455		$9,467
Capitalized Interest	3,777		4,573	3,939		3,119		3,572		1,086

Fixed Charges	67,057		42,375	42,685		41,620		41,027		10,553
Preferred Dividends	20,713		19,564	19,564		19,491		16,850		3,914

Fixed Charges and Preferred Dividends	$87,770		$61,939	$62,249		$61,111		$57,877		$14,467

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.23		1.97	1.28		1.32		1.24		— (7)

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (1)	—	(3)	1.35	—	(4)	—	(5)	—	(6)	— (7)

(1)	Includes depreciation and amortization expense as a deduction.
(2)	Includes interest expense from discontinued operations.
(3)	For the year ended December 31, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $5,429.
(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $7,426.
(5)	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $6,059.
(6)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred dividends by $6,809.
(7)	For the three months ended March 31, 2005, earnings were insufficient to cover fixed charges by $59,088 and fixed charges and preferred dividends by $63,002.